EXHIBIT NO. 99.1: Press release of Alcan Aluminium Limited, dated December 1, 2000

Press Release                                                     ALCAN LOGO
------------------------------------------------------------------

              ALCAN ALUMINIUM LIMITED ANNOUNCES COMPOSITION OF NEW
                               BOARD OF DIRECTORS

Montreal, Canada -- December 1, 2000 -- Alcan Aluminium Limited (Alcan) (NYSE,
TSE: AL) announced today that the formation of its Board of Directors has now been finalised following completion of its merger with Alusuisse Group Ltd.

The members of the Board of Directors are:

DR. JOHN EVANS, CHAIRMAN OF THE BOARD

Dr. Evans (71) is Non-Executive Chairman of Alcan as well as chairman of Torstar Corporation. Dr. Evans was chairman and chief executive officer of Allelix Inc. from 1983 to 1989, president of the University of Toronto from 1972 to 1978 and director of the population, health and nutrition department of the World Bank from 1979 to 1983. He is past chairman of the Rockefeller Foundation. He is also a director of MDS Health Group Ltd., GlycoDesign Inc. and vice chairman of NPS Allelix.

JACQUES BOUGIE, PRESIDENT AND CHIEF EXECUTIVE OFFICER

Mr. Bougie (53) has been President and Chief Executive Officer of Alcan since November 1993, having served earlier as President and Chief Operating Officer from July 1989. Mr. Bougie joined Alcan in 1979 and held a number of senior management positions until 1989, including having responsibility for all of Alcan's fabricating operations in North America other than rolling.

W.R.C. BLUNDELL

Mr. Blundell (73) is chairman of the manufacturers Life Insurance Company and a director of a number of Canadian companies. Mr. Blundell is a vice-chairman of the Canadian Institute of Applied Research, and has served as a member of the National Forum on Health, chairman of the Wellesley Hospital and governor of the University of Toronto. He was with General Electric Canada Inc. from 1949 to 1991, the last six years as chairman and chief executive officer.

MARTIN EBNER

Mr. Ebner (55) has been chairman of the Alusuisse Group Ltd. board since April 1999. He is also chairman of the board of directors of BZ Group Holding Limited and president of BZ Bank Limited, as well as chairman of the board of directors of Lonza Group Ltd. and a member of the board of directors of ABB Ltd.

TRAVIS ENGEN

Mr. Engen (56) is chairman and chief executive officer of ITT Industries, Inc. in the U.S. and has held several important positions within the ITT organization, including that of executive vice president of ITT Corporation from 1991 to 1995. Mr. Engen is a member of the U.S. President's National Security Telecommunications Advisory Committee and a director of Fundacion Chile. He is also a director of Lyondell Chemical Company and a member of the Business Roundtable and the Manufacturers Alliance board of trustees, all of which are located in the U.S.

RUPERT GASSER

Mr. Gasser (61) is an executive vice president of Nestle S.A and a director of various companies within the Nestle group and its related parties. He has been a member of the Alusuisse Group Ltd. board since 1993 and is also a member of the board of directors of Lonza Group Ltd.

WILLI KERTH

Mr. Kerth (64) joined Alusuisse Group Ltd. in 1967 and retired from it in 1999. Mr. Kerth held a number of management positions in algroup's German, French, U.S. and Swiss subsidiaries before being appointed managing director of Alusuisse Swiss Aluminium Ltd., the principal Swiss operating company in Alusuisse Group Ltd.'s aluminium business. Since his retirement, Mr. Kerth has continued to act as a member of the board of directors of Alusuisse Swiss Aluminium Ltd. and as a consultant to the algroup Alusuisse division.

J.E. (TED) NEWALL

Mr. Newall (65) is chairman and a director of NOVA Chemicals Corporation. He was chief executive officer of NOVA Corporation from 1991 to 1998. He was also chairman and chief executive officer of Du Pont Canada Inc. from 1980 to 1991. Mr. Newall is a director of BCE Inc., Bell Canada, Canadian Pacific Ltd., Maple Leaf Foods Inc. and Royal Bank of Canada. He is also chairman of the board of governors of the University of Calgary.

PETER PEARSE

Dr. Pearse (68) is a consultant on natural resources management and president of a private investment company. He is professor emeritus at the University of British Columbia where he was a member of the faculty from 1962 to 1996. Dr. Pearse has served on the Economic Council of Canada, the University of British Columbia, the executive board of the Law of the Sea Institute and the board of directors of World Wildlife Canada. He has conducted two Royal Commissions on natural resources policies and has been an advisor on natural resources matters to Canadian and foreign governments and to the World Bank.

GUY SAINT-PIERRE

Mr. Saint-Pierre (65) is chairman and a director of SNC-Lavalin Group Inc., having served as president and chief executive officer from 1989 to 1996. From 1970 to 1976, he served with the Government of Quebec, first as minister of education and then as minister of industry and commerce. Between 1978 and 1989, he was president and chief executive officer of Ogilvie Mills Ltd. Mr. Saint-Pierre is a director of BCE Inc., Bell Canada, General Motors of Canada and Royal Bank of Canada.

GERARD SCHULMEYER

Gerhard Schulmeyer (62) is president and chief executive officer of Siemens Corporation in the U.S., having been president and chief executive officer of Siemens Nixdorf in Germany between 1994 and 1998. Prior to joining Siemens Nixdorf, Mr. Schulmeyer was executive vice president and a member of the executive committee of Asea Brown Boveri Ltd. as well as president and chief executive officer of ABB Inc., U.S.A. From 1980 to 1989, he held various senior positions with Motorola Inc. culminating with that of executive vice-president, deputy to the chief executive officer, responsible for European business. He is chairman of the supervisory board of Alcan Deutschland GmbH, serves on the supervisory board of Thyssen-Bornemisza Holding N.V., the boards of Zurich Financial Services, Arthur D. Little, Inc., Ingram Micro, FirePond and Korn/Ferry as well as the international advisory board of Banco Santander Central Hispano.

PAUL TELLIER

Mr. Tellier (61) has been president and chief executive officer of the Canadian National Railway Company since October 1992. From 1985 to 1992, Mr. Tellier held the position of Canada's most senior civil servant as clerk of the Privy Council Office and secretary to the Cabinet of the Government of Canada. During his years in the Canadian civil service, which started in 1967, Mr. Tellier held several senior positions including deputy minister of Indian affairs and northern development, deputy minister of energy, mines and resources, directorships of Petro Canada and Atomic Energy of Canada Limited and chairman of the International Energy Agency. Mr. Tellier is a director of Bombardier Inc., BCE Inc., Bell Canada and McCain Foods, and is past chairman of the conference board of Canada.

Alcan is a multinational, market-driven, US$12.4 billion organization and a global leader in aluminum and packaging. Alcan maintains a low-cost position in primary aluminum, has advanced aluminum fabrication facilities and has a $3 billion global flexible and specialty packaging business. Alcan employs 53,000 people and has operations in 37 countries.

                                      -30-


MEDIA CONTACT:                           Marc Osborne
                                         (514) 848-1342

Investor Contact:                        Michael Hanley
                                         (514) 848-8368


                                       7